EXHIBIT 12.2

                      PACKAGED ICE, INC. AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)

                                                UNAUDITED PROFORMA COMBINED
                                           -------------------------------------
                                              YEAR ENDED        SIX MONTHS ENDED
                                           DECEMBER 31, 1997     JUNE 30, 1998
                                           -----------------    ----------------
FIXED CHARGES AS DEFINED:
     (1)Interest on long-term debt......       $  29,678            $ 14,165
                                           -----------------    ----------------
     (2)Total Fixed Charges.............       $  29,678            $ 14,165
                                           =================    ================
EARNINGS AS DEFINED:
     (3)Loss from continuing
       operations.......................       $ (10,216)           $ 12,166)
     (4)Income taxes for continuing
       operations.......................
     (5)Total Fixed Charges.............          29,678              14,165
                                           -----------------    ----------------
     (6) Income From Continuing
         Operations Before Income Taxes
         and Fixed Charges..............       $  19,462            $  1,999
                                           =================    ================
RATIO OF EARNINGS TO FIXED CHARGES
  (line 6 divided by line 2)............        N/A                 N/A
COVERAGE DEFICIENCY(a):.................       $ (10,216            $(12,166)
                                           =================    ================


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(a) Earnings are inadequate to cover fixed charges.